Exhibit 99.1

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LETTER TO SHAREHOLDERS

April 2020

Dear BioSig Shareholder

As the pulse of the world beats as one to overcome the COVID-19 pandemic, we hope that this letter finds you and your families safe and healthy. With the situation unfolding so quickly around us, changing the way we live and impacting every sector of the global economy, we feel it is important to provide a business update, share recent accomplishments and highlight our continued commitment to shareholder value creation through new business opportunities.

Since the onset of the pandemic, we have taken a proactive approach to continue business operations in this downturn. Accordingly, we have done the following:

●	Put health and safety first and imposed a work-from-home rule for all employees
●	Strengthened our balance sheet through closing a $10 million common stock placement in February
●	Preserved valuable resources through a laser focus on core initiatives that are essential to our business
●	Continued consistent engagement with our clients via remote product demonstrations and training

We also were excited to announce the acquisition of the rights to develop the novel pharmaceutical candidate Vicromax™ by our subsidiary, ViralClear Pharmaceuticals, Inc. (ViralClear). Before we speak on BioSig’s progress and the advancement of the PURE EP™ System, we will provide some information on ViralClear, and the value we believe that it will create for BioSig shareholders.

DEVELOPING A SOLUTION FOR COVID-19

Vicromax™ (merimepodib) has already undergone extensive animal testing as well as a total of 13 Phase I and Phase II human clinical trials for other indications. Most notably, it has also demonstrated strong activity against COVID–19 cell cultures by reducing the viral production by over 98% in in-vitro laboratory tests conducted at the Galvaston National Laboratory at the University of Texas Medical Branch. We are currently working vigorously toward advancing this product candidate into FDA-approved clinical trials and in cooperation with Mayo Foundation for Medical Education and Research under the terms of the recently disclosed know-how license agreement.

In just under 30 days, our exceptional team consisting of top industry talent ran extensive laboratory tests, published first data, developed protocols, secured clinical trial support and established a supply chain to help facilitate the commencement of human trials. Once approved by the FDA, a Phase II clinical trial is planned to commence at Mayo Clinic. We are optimistic that we will be submitting an IND (Investigational New Drug) application with the FDA shortly with the goal of commencing human trials within the next several weeks if our IND is approved. We are confident that our efforts will bring significant value to the communities we serve and to our shareholders.

The Phase II clinical trial, upon receipt of FDA approval, is expected to be conducted under the leadership of Andrew D. Badley, M.D., Professor and Chair of Department of Molecular Medicine and the Enterprise Chair of COVID-19 Task Force. The study will be a randomized, placebo-controlled trial. We expect to

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announce the data from the planned Phase II trial within three months of its commencement. To quote Dr. Badley, this trial is a part of our commitment to accelerate discoveries related to the SARS-CoV-2 virus and the disease it causes, COVID-19.

We also recently hosted a telebriefing that addressed a number of important questions regarding the product potency, its positioning in the competitive landscape and our overall strategy with our subsidiary. If you did not attend the call, we encourage you to read the full transcript of the briefing which is available on our website under www.ir.biosig.com.

Vicromax™ is being designed as an orally administered broad-spectrum anti-viral. It is intended to be used alone or potentially in combination with other anti-virals or immune modulators. We envision an easy-to- swallow softgel capsule formulation provided in blister packaging with doses labeled for the days of the week, facilitating a high degree of compliance.

Vicromax™ is a small- molecule drug candidate, which we believe can rapidly scale to pandemic quantities. Extensive product development has already been completed for other indications. We believe that Vicromax™ is ready for Phase II human trials and has been tested in more than 300 treated patients for other indications.

Our product candidate is a novel inhibitor of inosine monophosphate dehydrogenase (IMPDH), an enzyme that is responsible for stimulating the production of lymphocytes.

ViralClear’s experienced management team is led by Nick Spring, who serves as the Company’s CEO. Among other roles, Nick spent over 5 years at Merck & Co., leading teams that developed vaccine initiatives as well as the prelaunch of a billion-dollar HPV vaccine. Additionally, Nick served as the CEO and founder of Topaz Pharmaceuticals Inc., which was acquired by Sanofi for $200+ million. Serving ViralClear as Executive Chairman is Jerome Zeldis, M.D., Ph.D. Dr. Zeldis served as the CEO of Celgene Global Health and Chief Medical Officer of Celgene Corporation, a fully integrated biopharmaceutical company, where he was employed for nearly 20 years, starting in 1997. Celgene Corporation was acquired by Bristol Myers- Squibb (NYSE:BMY) in a cash and stock deal valued at $74 billion.

COMMERCIALIZATION OF PURE EP SYSTEM

Now on to BioSig’s core business of the commercial implementation PURE EP™ System and associated technologies. As we stated in our November 2020 Shareholder Letter, our main goal for this year is a targeted market release for our platform technology. We had an extraordinary first quarter, during which we generated vast amounts of clinical data, initiated new installations and commenced first commercial discussions. Included in this letter is a recent article from EP Lab Digest titled, “Shaping the Future of EP

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Through Advanced Signal Processing and Analysis,” highlighting the PURE EP™ System and the value proposition that the PURE EP™ System brings to doctors and EP labs performing cardiac ablations.

RECENT HIGHLIGHTS INCLUDE:

●	Receiving new commercial units of PURE EP™, which are being allocated to leading centers of excellence across the country
●	Conducting over 50 patient enrollments into our first clinical trial at Texas Cardiac Arrhythmia Institute at St. David’s Medical Center and Mayo Clinic Florida Campus
●	Being formally invited to be featured in live cases during EPLive 2020
●	Finalizing protocols for upcoming installations at new medical centers

In the current environment of lockdowns throughout our nation, all elective procedures, including cardiac ablations, are currently being postponed. We are proud to say that our clinical team was performing cases for as long as it was permitted, and we would like to extend our sincere thanks to everyone on our clinical team and all respective physician teams at Mayo Clinic and Texas Cardiac Arrhythmia Institute for putting patients’ interests first during this critical time.

Despite the current slowdown in clinical cases, we remain committed to expanding our clinical footprint this year. We received Institutional Review Board (IRB) approvals at a number of medical centers of excellence, which will receive PURE EP™ Systems as soon as practical once current restrictions begin to lift. All centers targeted by our initial market release are high-volume clinical sites that are widely regarded for their work with new technologies.

Inventory to meet planned commercial placement requirements in 2020 is sufficient, and our supply chain remains intact. As we stated previously, our commercial activity is intended to be strongly supported by growing clinical validation and educational and training programs, including establishing training hubs at our early hospital partners’ facilities.

Recently, we received a number of requests for commercial proposals, and we are optimistic that several of these requests can be converted to commercial sales.

ADVANCING CLINICAL DATA COLLECTION STRATEGY

Our first clinical trial commenced in November 2019, and to date we enrolled 53 patients at Texas Cardiac Arrhythmia Institute and Mayo Clinic Florida Campus under the leadership of 11 physician investigators.

We collected over 400 clinical data samples, which are currently undergoing deep analysis. This data is being used for a number of strategic initiatives, from abstract submissions to leading peer-reviewed publications to supporting physician education efforts to establishing economic benefits of the PURE EP™ System.

As a next step in our ongoing physician engagement, we plan to host our first Independent Investigators Meeting via a video conference in early May. Fourteen independent investigators have accepted the invitation to discuss our publication strategy, review current data, discuss key findings and provide input on a number of advanced product development initiatives currently in our R&D pipeline.

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We have begun sharing some of the most notable signal examples in our public collaterals, and we plan to regularly update our website with this information. We encourage you to visit www.biosig.com/pure-ep/our- solution for more information.

GROWING INDUSTRY PRESENCE

We began 2020 on a very strong note by participating in the 25th Annual International AF Symposium that took place in Washington, D.C. from January 23-25, 2020. This event was attended by over 1,500 key industry partners. In addition to the booth presentations and technology demonstrations by six members of our commercial team, our PURE EP™ System was presented in a Spotlight Session by Andrea Natale, M.D., of Texas Cardiac Arrhythmia Institute on the first day of the symposium.

We are also proud to report that we have been formally invited to participate in EPLive 2020, which is due to take place at St. David’s Medical Center in Austin, Texas from September 17-18, 2020. EPLive Austin is a 2-day intensive educational meeting targeting practicing electrophysiologists, EP fellows in training and other EP professionals. The meeting consists of four sections: AF ablation, VT ablation, devices and new technologies. PURE EP™ System is confirmed for two live cases scheduled to be broadcast during this event.

Very recently, PURE EP™ System was featured in an interview with Andrea Natale, M.D., and Matthew Dare, CEPS (Research and Technology Coordinator), of Texas Cardiac Arrhythmia Institute. This interview was conducted by EP Lab Digest, one of the leading publications in our industry. The interview, titled “Shaping the Future of EP Through Advanced Signal Processing and Analysis,” is a thorough overview of current challenges and recent developments in treatments of complex cardiac arrhythmias according to Dr. Natale, and his team’s experience with PURE EP™ System. We thought that you might appreciate a copy of this interview and have enclosed it for your convenience.

SUMMARY

This is an extraordinary time and it has required an extraordinary response. It was encouraging to see how the entire healthcare community came together to address the pandemic, and we are committed to playing our part in getting physicians back to their patients.

Despite the challenging circumstances, our commitment to the Company and our mission is as strong as ever. The increasing interest in PURE EP™ is a stark testimony to the strong commercial strategy we began executing in 2019 and the quality of our team. Add to this the rapid acquisition of Vicromax™ and the steady advancement of ViralClear to seek to bring Vicromax™ into FDA-approved clinical trials is a testament to our team’s dedication. It is an honor to see this Company rally to the cause, support its core business and to be a part of our BioSig family while witnessing and spearheading the launch of ViralClear.

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Although these are testing times for the global economies, it also is a crucial time for you, your families and your friends. Please stay healthy and ensure that your well-being as well as the well-being of those close to you, remains your number one priority.

We sincerely appreciate your continued support and encouragement. With best wishes,

Kenneth L. Londoner, Chairman & CEO

SAFE HARBOR DISCLOSURE

This Shareholder Letter contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and    raise capital in the future when needed, (ii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iii) difficulties in obtaining financing on commercially reasonable terms;(iv) changes in the size and nature of our competition; (v) loss of one or more key executives or scientists; and (vi) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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Westport, CT 06880